Exhibit 99.1

Strategic investment of up to $16.25M in MICT, with at least $9M funded at the closings

Montvale, NJ – June 5, 2019

MICT, Inc. (Nasdaq: MICT) (the “Company”), announced today that yesterday it entered into definitive agreements with a group of strategic investors, pursuant to which such investors have agreed to invest between $9M and $16.25M in MICT subject to Nasdaq approval. The new financing materially strengthens MICT’s balance sheet and is contemplated to help to facilitate regaining compliance with Nasdaq’s minimum stockholders’ equity requirement.

This funding package consists of $7M of newly issued convertible preferred shares, which are convertible at $1.10 per MICT share, with 75% warrant coverage, exercisable at $1.01.

Additionally, BNN / BI China has agreed to extend to the Company a $2m convertible loan facility (the “BNN Note”), the use of proceeds from which are contemplated to be used in part to replace certain existing creditor instruments, with an option to increase the facility to $3M, plus 100% warrant coverage, also exercisable at $1.01.

MICT and BNN / BI China remain committed to the transactions contemplated by the acquisition agreement entered into among the Company, BNN / BI China and ParagonEx Ltd., among others. BNN / BI China and ParagonEx are currently working closely together as BNN / BI China continues to seek to make advancements in new and exciting areas which will benefit from ParagonEx’s world class technology platform with big data analytical capability.

In view of the latest positive developments in Micronet Tel Aviv, and the potential growth in the Chinese market identified by BNN / BI China, MICT has decided to retain its stake in its primary operating subsidiary, Micronet, and to continue to grow the telematics division of MICT. The business has demonstrated significant recent success in new product development and diversification, notably into software apps, affording all parties great enthusiasm about its potential contribution.

Separately, we are proud to announce that, upon completion of the BNN Note, Darren Mercer, Executive Director of BNN / BI China, has been invited to join MICT’s Board. Darren has spent much of the last 12 years working in China, building a considerable network of relationships across a broad spectrum of sectors. In recent months, Darren has introduced very significant growth opportunities in the Telematics space for Micronet in China. These are at a formative stage but, if consummated, will add substantial shareholders value.

David Lucatz, President and Chief Executive Officer of MICT, said:

“I am delighted to welcome Darren to the Board. We have been hugely impressed by not only the breadth of his expertise and contacts in the Chinese market and beyond, but in his demonstrable ability to bring very significant commercial opportunities to the table and to efficiently help finance MICT. MICT is poised to benefit enormously from Darren’s unique set of skills and we are very excited at the prospect of working more closely with him, supported by a stronger balance sheet and greater financial resources to pursue contracts which could significantly transform our business. This substantial strategic investment in MICT, which is by far the largest in the company’s history, represents not only the high level of confidence and trust by the group of investors in MICT’s potential growth, but also enables the company to reach its business milestones by having a strong balance sheet and stable cash position.”

Darren Mercer, Executive Director of BNN / BI China, said:

“This is an exciting time to be more closely involved with MICT on an operational basis and I look forward to leveraging my commercial network to help build greater value for all shareholders. BNN / BI China remains wholly committed to the proposed transaction and has withdrawn its tender offer for MICT shares in favour of substantial alternative funding that will accelerate growth in the enlarged company. I am extremely excited about prospects for the new group and view the future with a good deal of confidence.”

Maxim Group LLC is acting as financial advisor to BNN / BI China in connection with the proposed merger.

About MICT, Inc.

MICT, Inc. (Nasdaq: MICT), via Micronet, operates in the growing commercial MRM market, mainly in the United States. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments.

For more information please visit: www.mict-inc.com.

Forward-looking Statements

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward looking statements include, but are not limited to, those statements regarding the positive momentum that Micronet is showing and the timing of the release of Micronet’s next generation line of products. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2018 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

MICT Contact Information:

(201) 225-0190

info@mict-inc.com

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